UBS SERIES FUNDS

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

(UBS Liquid Reserves Fund)

UBS Series Funds (the “Trust”) hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), on behalf of UBS Liquid Reserves Fund, a series of the Trust (referred to hereinafter as the “Fund”) for which the board of trustees (“Board”) has established Institutional Shares, Preferred Shares and Ultra Shares.

A. GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED. Institutional Shares, Preferred Shares and Ultra Shares have the general characteristics described below. Each class of shares is described in greater detail in the Fund’s Registration Statement. The term “Registration Statement” shall mean the currently effective Registration Statement of the Fund, and any supplements thereto, under the Securities Act of 1933, as amended, and the 1940 Act, as such Registration Statement may be amended or supplemented from time to time. The description below sets out the fees for each class of shares.

1. Institutional Shares. Institutional Shares are sold without imposition of an initial sales charge or contingent deferred sales charge (“CDSC”) and are subject to a service fee at the annual rate of up to 0.15% of their average daily net assets, paid pursuant to a plan adopted by the Board. Institutional Shares are available for purchase only by the types of investors and through the methods described in the Registration Statement.

2. Preferred Shares. Preferred Shares are sold without imposition of an initial sales charge or CDSC and are subject to a service fee at the annual rate of up to 0.15% of their average daily net assets, paid pursuant to a plan adopted by the Board. Preferred Shares are available for purchase only by the types of investors and through the methods described in the Registration Statement.

3. Ultra Shares. Ultra Shares are sold without imposition of an initial sales charge or CDSC and are subject to a service fee at the annual rate of up to 0.15% of their average daily net assets, paid pursuant to a plan adopted by the Board. Ultra Shares are available for purchase only by the types of investors and through the methods described in the Registration Statement.

B. EXPENSE ALLOCATIONS OF EACH CLASS:

Certain expenses of the Fund may be attributable to a particular class of its shares (“Class Expenses”). Class Expenses are charged directly to the net assets of that class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

Each class may pay a different amount of the following expenses:

(1) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

(2) Blue Sky fees incurred by a specific class of shares;

(3) SEC registration fees incurred by a specific class of shares;

(4) expenses of administrative personnel and services required to support the shareholders of a specific class of shares;

(5) Board members’ fees incurred as a result of issues relating to a specific class of shares;

(6) litigation expenses or other legal expenses relating to a specific class of shares; and

(7) transfer agent fees and expenses identified as being attributable to a specific class.

C. CLASS DESIGNATION:

Subject to approval by the Board, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

D. ADDITIONAL INFORMATION:

This Multiple Class Plan is qualified by and subject to the terms of the Fund’s Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and the Fund’s multiple class structure.

E. DATE OF EFFECTIVENESS:

This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the trustees and by vote of a majority of those trustees who are not “interested persons” of the Fund within the meaning of the 1940 Act.

August 12, 2026